EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into and made effective December 13, 2013 (the "Effective Date") between FRESH START PRIVATE MANAGEMENT,INC., whose principal place of business is at 601 Parkcenter Drive, Suite 103,Santa Ana, California 92705 (hereinafter referred to as "LICENSOR"), JPL, LLC, whose principal place of business is 70 South Lake Ave. 10th Floor, Pasadena, CA 91101 (hereinafter referred to as "LICENSEE"), and Trinity Rx Solutions, whose principal place of business is 217-21 Rockaway Point Blvd, Breezy Point New York, 11695 (hereinafter referred to as "Trinity").

WITNESSETH

WHEREAS, Trinity has granted to LICENSOR exclusive, worldwide licensing rights except for Australia and New Zealand (the "Licensor Rights")pursuant to that certain License Agreement entered into between LICENSOR and Trinity dated October 28, 2010 (the "Trinity License Agreement") for Naltrexone Implants that have been designed to treat alcoholism (the "Implant");

WHEREAS, LICENSOR has developed and owns worldwide rights to the Fresh Start Private Alcohol Rehabilitation Program (the "Counseling Program");

WHEREAS, LICENSOR has developed certain Know-How as defined below;

WHEREAS, LICENSEE desires to sub-license from Licensor the Licensor Rights solely for use in the License Territory (as defined below), upon the terms and conditions provided herein;

WHEREAS, LICENSEE desires to acquire an exclusive license to market, distribute, and sell, solely in the License Territory, the Counseling Program upon the terms and conditions contained herein; and

WHEREAS, LICENSEE desires to acquire an exclusive license to utilize, solely in the License Territory, the Know-How.

NOW THEREFORE, for these and other valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

l. DEFINITIONS

1.1 "Affiliate" shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSOR or LICENSEE. For purposes of this Agreement, "control" shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting interest in such entity, or such other relationship as in fact, constitutes actual control.

1.2 "Know-How" shall mean trade secrets, inventions, data, processes, procedures, devices, methods, formulas, protocols, trademarks, logos, marketing materials, copyrights, patents, information and other know-how, whether or not patentable, which is owned or controlled by LICENSOR during the License Term and is necessary or useful for the commercial exploitation of the Implants and Counseling Program.

1.3 "License Territory" shall mean the entire state of Connecticut, USA.

1.4 "Regulatory Authority" shall mean the United States federal government, any state or local agency, or any other medical licensing or regulatory authority in any jurisdiction.

2. GRANT OF LICENSES

2.1 Grant of Sub-License. Inconsideration of the fees to be paid and other mutual promises further described herein, LICENSOR hereby grants to LICENSEE an exclusive sub-license in the License Territory to obtain, market, use, sell, and offer for sale, the Implants pursuant to the terms contained herein.

2.2 Grant of Other Licenses. In consideration of the fees to be paid and other mutual promises further described herein, LICENSOR also grants to LICENSEE an exclusive, license to, solely within the License Territory: (i) obtain, market, use, sell, and offer for sale the Counseling Program; and (ii) utilize the Know-How, which shall specifically include, but not be limited to, the logo and certain marketing materials currently utilized by Licensor, as well as the characteristics of the compound formula of the Implant solely for the purposes described herein.

2.3 Acknowledgement by Trinity. Trinity acknowledges that Licensor currently has the exclusive rights to sub-license the use of the Implants and to grant the sub-license contained herein; provided, however, that in the event that Licensor no longer has the Licensor Rights granted pursuant to the Trinity License Agreement, or the ability to grant the sub-license granted under Section 2.1, Trinity agrees that it shall grant to Licensee the same rights as granted to Licensor pursuant to the Trinity License Agreement with respect to Licensee's rights to utilize the Implants as further described herein.

2.4 Further Actions. It is agreed that the LICENSOR will grant LICENSEE the right to communicate directly with Trinity, with any and all written communications to include copied communications to LICENSOR; provided, however, that LICENSEE agrees not to circumvent the LICENSOR with any of its business dealings with Trinity. Notwithstanding the foregoing, LICENSEE agrees that it will submit a request for purchase order form in the form supplied by LICENSOR, to LICENSOR prior to submitting any purchase request for an Implant directly to Trinity.

2.5 Exclusivity. The license and sub-license granted herein shall be exclusive in nature for the License Territory, and LICENSOR agrees only LICENSEE shall have the right to market and sell the Implants and Counseling Program, and utilize the Know-How in the License Territory, and further, that LICENSEE may seek an injunction or other temporary relief preventing any third party, including LICENSOR, from selling the Implants or Counseling Program in the License Territory or taking any action to specifically divert business away from LICENSEE in the License Territory.

3. TERM

3.1 This Agreement shall remain in effect for a period of ten (10) years from the Effective Date (the "Initial Term"). If at the expiration of the Initial Term, there is no LICENSEE uncured default then existing, LICENSEE shall be granted the option to extend the term of this Agreement for an additional five (5) year period upon not less than sixty (60) days notice to LICENSOR prior to the expiration of the Initial Term. The Initial Term and any renewal term shall hereafter be collectively referred to as the "Term."

4. REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations and Warranties. Each party represents and warrants that: (i) it possesses the legal capacity and is authorized to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iii) to the best of its knowledge the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

4.2 Representations and Warranties of LICENSOR.

(a) LICENSOR represents and warrants that LICENSOR owns the rights to the Counseling Program and Know-How and has sufficient rights and power to grant the licenses to the Counseling Program and Know-How which LICENSOR purports to grant herein.

(b) LICENSOR represents and warrants that LICENSOR has the Licensor Rights and is not in breach of the Trinity License Agreement, and further, that LICENSOR has the sufficient rights and power to grant the sub-license to LICENSEE described in Section 2.1.

(c) LICENSOR represents that, to the best of its knowledge, except as set forth, there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied, regarding the Counseling Program or Know-How which are inconsistent or in conflict with any provision of this Agreement.

(d) LICENSOR represents and warrants that it has no knowledge of any outstanding and unresolved claim or accusation that the Implants, Counseling Program, or Know-How infringes or may infringe any third-party patent right(s). Furthermore, Licensor represents that it has no knowledge of any claim or threatened legal action that could impair the Licensor Rights, or any license or sub-license granted to LICENSEE herein.

(e) LICENSOR represents and warrants that it has not received any written notice, or been threatened that any Regulatory Agency plans to take any action that would be materially adverse to the Implants, the Counseling Program, or the Know-How.

4.3 Representations and Warranties of LICENSEE.

(a) LICENSEE represents that it has the financial resources required to open and operate a business location to promote the Implants and Counseling Program (the "Licensee Business"), and is aware of and will comply with all laws and requirements necessary to lawfully operate the Licensee Business.

(b) LICENSEE represents that it will use its best efforts to promote the positive image of the Implants and the Counseling Program.

(c) LICENSEE represents that it has no current legal claims from parties that may inhibit LICENSEE's ability to operate the Licensee Business;

(d) LICENSEE warrants that it will ensure compliance with all medical codes of conduct in the License Territory as applicable to the Licensee Business.

(e) LICENSEE represents that it will use commercially reasonable efforts to maintain the confidentiality of the Know-How.

(f) LICENSEE represents that they meet the criteria to be an Accredited Investor.

4.4 Representations and Warranties of Trinity.

(a) Trinity represents and warrants that: (i) Licensor is not in breach of the Trinity License Agreement; and (ii) Licensor has a valid, perpetual, irrevocable license right to distribute the Implant and a right to sublicense such rights. Furthermore, as of the Effective Date, Trinity represents and warrants that it has taken no action, or is contemplating any such action, to terminate the Licensor Rights, or Licensor's ability to grant the sublicense contained in Section 2.1.

(b) Trinity represents and warrants that it will not license the rights to market, sell, or use the Implants to any third party in the License Territory without the express written consent of LICENSEE.

5. PAYMENTS

5.1 License Fees. A one-time upfront license fee is due in full within 3 business days of execution by both parties of this agreement. Furthermore, during the term, LICENSEE agrees to pay to LICENSOR on a monthly basis, as consideration for the grant of the sub-license and the licenses contained herein, ten percent (10%) of the revenue generated by LICENSEE or any entity (a "Third Party Seller") it distributes the Implant and/or Counseling Program to, pursuant to the sale of an Implant or the Counseling Program by LICENSEE or any Third Party Seller during any month of the Term (the "Fees"). Additionally, LICENSEE agrees to pay to LICENSOR a program fee upon order of the Program which includes implant access. In the event that the cost per implant increases to LICENSOR, that cost increase shall be passed on to LICENSEE dollar for dollar.

5.2 Minimum Royalty. In order for LICENSEE to maintain exclusivity as defined in Section 2.5 for the territory “Licensed Territory, LICENSEE agrees to pay a minimum royalty to LICENSOR in calendar year 2014 in the amount of $15,000. For each subsequent year thereafter, the minimum royalty due by the end of the calendar year shall be $40,000 to maintain exclusivity in the territory.

5.3 Method of Payment. LICENSEE shall submit the Fees owed hereunder for any month of the Term on the tenth (10th) day of the following month. Such Fees shall be remitted to LICENSOR by LICENSEE via check or ACH, as further directed in writing by LICENSOR. LICENSEE agrees to remit a report showing the collected revenue of LICENSEE along with the payment of Fees.

5.4 Audit Rights. Upon reasonable notice given to LICENSEE, LICENSOR shall have the right, at LICENSOR'S sole cost and expense, to have a qualified independent auditor selected by LICENSOR audit LICENSEE’S records and books of accounts relating to the sale of the Implant and Counseling Program by LICENSEE for which Fees are payable to LICENSOR pursuant to this Section 5. Such audits may be conducted at any time during normal business hours at LICENSEE’S place of business but shall be limited to no more than one (1) audit per calendar year, and shall be limited to cover a period of time that extends back no further than the start of the calendar year immediately preceding the calendar year during which the audit is being conducted. The results of any such audit shall be considered confidential and the auditor shall only disclose that information to LICENSOR which relates to the sale of the Implants and Counseling Program by LICENSEE for which Fees are payable to LICENSOR hereunder. In the event that the results of an audit performed pursuant to this Section 5.3 show that LICENSEE understated the Fees actually due to LICENSOR for the period covered by the audit, LICENSOR shall promptly notify LICENSEE in writing of the understated amount. If the amount shall exceed ten percent (10%) of the total Fees due for the year being audited LICENSEE shall reimburse LICENSOR for all costs related to the audit at a cost not to exceed $10,000 for the LICENSEE.

6. ASSIGNMENT

Neither party shall assign this Agreement without the consent of the other party, such consent to not be unreasonably withheld.

7. BINDING EFFECT

This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

8. NOTICE

All correspondence to LICENSEE shall be addressed as follows below, or to any new address as supplied subsequent to the signing of this Agreement:

David de Csepel
JPL, LLC
70 S. Lake Ave. 10th Floor
Pasadena, CA 91101

All correspondence to LICENSOR shall be addressed, as follows:

Fresh Start Private Management
601 N. Parkcenter Dr, Suite 103
Santa Ana, California 92705
Attention: Mr. Brady Granier

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

9. TERMINATION

9.1 Termination by LICENSOR. LICENSOR shall have the right to terminate this Agreement if LICENSEE commits a material breach of an obligation under this Agreement and such breach is not cured by LICENSEE within sixty (60) days from the date LICENSOR notifies LICENSEE in writing of the breach.

9.2 Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement for any reason, or no reason at all upon sixty (60) days notice to LICENSOR. In the event that LICENSEE terminates this Agreement pursuant to this Section 9.2, LICENSEE agrees not to engage in a competitive business with LICENSOR in the License Territory for a period of two (2) years following the effective date of termination. For purposes of this Agreement, the term "competitive business" shall mean the treatment of alcoholism through the combination of an implanted device and counseling.

9.3 Effect of Termination. Upon a termination of this Agreement, the licenses granted herein shall immediately terminate and each party shall immediately return or destroy any Confidential Information of the other party; provided, however, that each party may keep any portion of the Confidential Information required to be maintained by such party by any Regulatory Agency.

10. CONFIDENTIALITY

10.1 Confidential Information means (i) all proprietary or confidential information of either party hereto or its customers which is: (a) designated in writing as such; or (b) that by nature of the circumstances surrounding the disclosures in good faith ought to be treated as proprietary or confidential., including, but not limited to, the Counseling Program, the Know-How, and any information concerning any patient of LICENSEE.

10.2 Each party shall use the Confidential Information only for the purposes as set forth in the Agreement and shall disclose the Confidential Information only as specifically authorized in Section 10.3 below. Neither party shall remove any confidentiality, copyright, or similar notices or legends from the Confidential Information and shall implement such safeguards and controls as may be necessary or appropriate to protect against unauthorized uses or disclosures of the Confidential Information.

10.3 The receiving party shall not disclose Confidential Information except (i) to its employees, consultants or any third party having a legitimate business purpose and having a need to know such Confidential Information and (ii) in accordance with judicial or other governmental order, provided the receiving party gives reasonable notice to the other party prior to such disclosure and shall comply with any protective order or equivalent.

10.4 If any employee, officer, director, consultant, or agent of either party violates the provisions of this Section 10, or if any third party obtains any Confidential Information through one party without the other party’s authorization, then such disclosing party shall take, at its own expense, all actions that may be required to remedy such violation, or recover such Confidential Information and to prevent such employee, officer, director, agent, consultant, or third party from using or disseminating such Confidential Information, including, but not limited to, legal actions for seizure and injunctive relief, if then available under local law. If the disclosing party fails to take such actions in a timely and adequate manner, the other party or its designee may take such actions in its own name or disclosing party’s name and at the disclosing party’s expense.

11. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California and both parties agree that any action brought under this Agreement by either party shall exclusively be brought in the courts of Los Angeles County, CA.

12. SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

13. SURVIVAL

Sections 4 and 10 shall survive the termination of this Agreement.

14. OWNERSHIP

All Confidential Information, including all copies, disclosed by LICENSOR to the LICENSEE under this Agreement, shall be and remain property of LICENSOR notwithstanding the integration of such Confidential Information into a new document by LICENSEE. Upon.: (i) written request by LICENSOR; (ii) termination of this agreement; or(iii) conclusion of the Parties' business relationship, all of LICENSOR's Confidential Information, including all copies thereof and records, notes and other written, printed or tangible material pertaining thereto that is in possession of the LICENSEE, shall be returned to LICENSOR promptly and shall not thereafter be retained in any form by LICENSEE; provided, however, that documents created by LICENSEE that include both LICENSOR's and LICENSEE's Confidential Information do not need to be delivered to LICENSOR and may instead be destroyed by LICENSEE in a manner which preserves its confidentiality. The LICENSEE shall provide written certification that all of LICENSOR's confidential information has been destroyed.

15. AMENDMENT

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound

16. WAIVER

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

17. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

18. ATTORNEYS FEES

The prevailing party in any dispute that arises out of or is related to this agreement shall be entitled to recover their reasonable attorney's fees and litigation costs associated with the dispute.

19. COUNTERPARTS

This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

20. INDEMNIFICATION

20.1 LICENSOR Indemnification. LICENSOR hereby agrees to indemnify and hold harmless LICENSEE, and its members, successors, employees, and agents ("LICENSEE Indemnified Parties") from and against any loss, damages or costs incurred by the LICENSEE Indemnified Parties as a result of: (i) a breach of any representation or warranty by LICENSOR; or (ii) any breach of this Agreement related to the grossly negligent or intentional actions of LICENSOR.

20.2 LICENSEE Indemnification. LICENSEE hereby agrees to indemnify and hold harmless LICENSOR, and its members, successors, employees, and agents ("LICENSOR Indemnified Parties") from and against any loss, damages or costs incurred by the LICENSOR Indemnified Parties as a result of: (i) a breach of any representation or warranty by LICENSEE; or (ii) any breach of this Agreement related to the grossly negligent or intentional actions of LICENSEE.

IN WITNESS WHERE OF, the parties here to have caused this Agreement to be executed by their respective officers there unto duly authorized to be effective as of the Effective Date.

LICENSEE JPL, LLC		LICENSOR Fresh Start Private Management

By:		By:
Name:		Name:
Title:	Managing Member	Title:

With respect to Sections 2.3, and 4.4 only:

Trinity

Trinity Rx Solutions, Inc.

By:
Name:
Title: